Exhibit 99.1

Earnings Release

Contact:	Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC

Reports Fiscal 2011 First Quarter Results

Mountain Lakes, NJ May 11, 2011—Pinnacle Foods Finance LLC announced its financial results for the first quarter ended March 27, 2011. Net sales were $606 million compared to $656 million in last year’s first quarter. Net earnings were $20 million compared to $4 million in the first quarter of last year.

Pinnacle’s Chief Executive Officer, Bob Gamgort said, “We are pleased with our start in 2011. First quarter performance was consistent with our internal expectations which took into account the impact of the shift in the timing of Easter on our sales. We launched our new product introductions in the first quarter to enable greater sales realization during the year. Excluding those new distribution investments, we expanded gross margin during the quarter by initiating pricing actions and increasing our productivity to offset higher input costs.”

First Quarter 2011

Net sales were $606 million in the first quarter of 2011 compared to $656 million in last year’s first quarter, an 8% decline. Net sales in our North American retail businesses were down 5%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses, as well as higher new distribution expense associated with the earlier launch of our innovative new products (January versus July). Our new offerings include expanded varieties of Birds Eye® Steamfresh® vegetables, Birds Eye® Voila!® complete bagged meals, and Hungry-Man® frozen dinners, as well as the introduction of Swanson® Skillet meals in Canada. First quarter sales were negatively impacted by the timing of the Easter holiday which occurred 3 weeks later in 2011. However, we experienced strong growth in syrups, frozen pizza and canned meat and chili.

Earnings before interest and taxes (EBIT) were $85 million in the first quarter of 2011, up from $62 million a year ago. Excluding last year’s impact of Birds Eye acquisition related items, including the step up of inventories ($17 million), termination benefits ($9 million) and integration costs ($3 million), EBIT declined $6 million, or 7%, reflecting the net sales decline as well as higher commodity costs, partially offset by improved productivity and pricing.

We initiated pricing actions during the first quarter in several categories to offset higher input cost inflation. While we received some benefit in the first quarter, we expect the primary impact will be realized in the balance of the fiscal year.

Earnings were positively impacted by lower interest expense, the result of last year’s strong cash flow which allowed us to make a voluntary bank debt prepayment of $73 million in December 2010 and lower interest rates from our refinancing in August 2010. This year’s tax rate was 39.6%. Net cash provided by operating activities in the first quarter of 2011 continued to be strong at $78 million.

Consolidated EBITDA, as defined in our borrowing agreements, was $107 million in the first quarter of 2011 compared to $127 million in the first quarter of 2010, mainly due to adjustments in the year ago period for the exit of the Birds Eye® Steamfresh® meals business and synergies yet to be realized. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

Conference Call Information

We will hold a conference call on Thursday, May 12, 2011 at 2:00PM (ET) to discuss results for the quarter ended March 27, 2011.

To access the call, you can dial (866) 244-4530 and reference conference name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available beginning May 12, 2011 at 5:30 PM (ET) until May 25, 2011 by dialing 1-888-266-2081 and referencing Access Code 1529875.

About Pinnacle Foods Finance LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our approximately $2.5 billion business employs more than 4,500 people in 21 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, C&W® vegetables and McKenzie’s® vegetables, Freshlike® vegetables, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin® and Husman’s®. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings(loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Consolidated EBITDA for the three months ended March 27, 2011 and March 28, 2010 and the year ended December 26, 2010. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Three Months Ended March 27, 2011	Three Months Ended March 28, 2010	Fiscal Year Ended December 26, 2010

Net earnings	$20,276	$3,930	$22,037
Interest expense, net	51,248	55,124	235,716
Income tax expense (benefit)	13,239	3,040	7,399
Depreciation and amortization expense	20,410	19,879	78,049

EBITDA (unaudited)	$105,173	$81,973	$343,201

Non-cash items (a)	(1,222)	17,519	71,500
Non-recurring items (b)	1,669	13,454	27,489
Other adjustment items (c)	1,238	3,905	7,580
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	—	10,560	25,000

Consolidated EBITDA (unaudited)	$106,858	$127,411	$474,770

Last twelve months Consolidated EBITDA (unaudited)	$454,217

(a)	Non-cash items are comprised of the following:

	Three Months Ended March 27, 2011	Three Months Ended March 28, 2010	Fiscal Year Ended December 26, 2010
Non-cash equity-related compensation charges	$300	$205	$4,727
Unrealized mark-to-market losses or (gains) resulting from hedging activities	(1,522)	(10)	697
Impairment charges	—	—	29,000
Effects of adjustments related to the application of purchase accounting - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	—	17,324	37,076

Total non-cash items	$(1,222)	$17,519	$71,500

(b)	Non-recurring items are comprised of the following:

	Three Months Ended March 27, 2011	Three Months Ended March 28, 2010	Fiscal Year Ended December 26, 2010
Expenses in connection with an acquisition or other non-recurring merger costs	$250	$232	$923
Restructuring charges, integration costs and other business optimization expenses	1,365	12,274	25,472
Employee severance and recruiting	54	948	1,094

Total non-recurring items	$1,669	$13,454	$27,489

(c)	Other adjustment items are comprised of the following:

	Three Months Ended March 27, 2011	Three Months Ended March 28, 2010	Fiscal Year Ended December 26, 2010
Management, monitoring, consulting and advisory fees paid to Blackstone	$1,188	$1,180	$4,555
Variable product contribution on Birds Eye Steamfresh complete bagged meals no longer being offered for sale	—	2,725	2,837
Other	50	—	188

Total other adjustments	$1,238	$3,905	$7,580

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Three Months Ended	Three Months Ended	Fiscal Year Ended
	March 27, 2011	March 28, 2010	December 26, 2010
Estimated net cost savings associated with the Birds Eye Foods Acquisition (“synergies”) (1)	$—	$10,560	$25,000

Total net cost savings projected to be realized as a result of initiatives taken	$—	$10,560	$25,000

(1)	Represents the estimated reduction in operating costs that we anticipate will result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings on raw materials and packaging, and optimizing and rationalizing overlapping warehouse and distribution networks less what has been realized.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands of dollars)

	Three months ended
	March 27,	March 28,
	2011	2010

Net sales	$606,311	$656,436
Cost of products sold	452,916	500,706

Gross profit	153,395	155,730

Operating expenses
Marketing and selling expenses	41,831	52,837
Administrative expenses	20,996	33,930
Research and development expenses	1,994	2,346
Other expense (income), net	3,811	4,523

Total operating expenses	68,632	93,636

Earnings before interest and taxes	84,763	62,094

Interest expense	51,327	55,211
Interest income	79	87

Earnings before income taxes	33,515	6,970
Provision for income taxes	13,263	3,040

Net earnings (loss)	$20,252	$3,930

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of dollars)

	March 27,	December 26,
	2011	2010

Current assets:
Cash and cash equivalents	$176,818	$115,286
Accounts receivable, net	170,064	145,258
Inventories, net	318,880	329,635
Other current assets	21,347	21,507
Deferred tax assets	41,537	38,288

Total current assets	728,646	649,974

Plant assets, net	446,565	447,068
Tradenames	1,629,812	1,629,812
Other assets, net	193,625	200,367
Goodwill	1,564,395	1,564,395

Total assets	$4,563,043	$4,491,616

Current liabilities:
Short-term borrowings	$1,277	$1,591
Current portion of long-term obligations	7,781	4,648
Accounts payable	133,189	115,369
Accrued trade marketing expense	47,160	47,274
Accrued liabilities	160,065	142,746
Accrued income taxes	645	193

Total current liabilities	350,117	311,821

Long-term debt (includes $127,698 and $125,698 owed to related parties)	2,794,096	2,797,307
Pension and other postretirement benefits	77,559	78,606
Other long-term liabilities	41,169	43,010
Deferred tax liabilities	383,294	365,787

Total liabilities	3,646,235	3,596,531

Commitments and contingencies

Shareholder’s equity:
Common stock	—	—
Additional paid-in-capital	697,567	697,267
Retained earnings	267,602	247,350
Accumulated other comprehensive loss	(48,361)	(49,532)

Total shareholder’s equity	916,808	895,085

Total liabilities and shareholder’s equity	$4,563,043	$4,491,616

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	Three months ended
	March 27,	March 28,
	2011	2010

Cash flows from operating activities
Net earnings	$20,252	$3,930
Non-cash charges (credits) to net earnings
Depreciation and amortization	20,410	19,879
Amortization of discount on term loan	301	688
Amortization of debt acquisition costs	2,587	3,537
Amortization of deferred mark-to-market adjustment on terminated swaps	705	1,033
Change in value of financial instruments	(1,561)	(8)
Stock-based compensation charge	300	205
Postretirement healthcare benefits	(7)	24
Pension expense, net of contributions	(1,040)	811
Other long-term liabilities	(711)	1,778
Other long-term assets	182	18
Deferred income taxes	12,951	(3,967)
Changes in working capital
Accounts receivable	(24,603)	(35,817)
Inventories	11,185	71,100
Accrued trade marketing expense	(229)	4,261
Accounts payable	17,659	(5,758)
Accrued liabilities	17,639	41,489
Other current assets	1,609	(985)
Accrued income taxes	445	—

Net cash provided by operating activities	78,074	102,218

Cash flows from investing activities
Capital expenditures	(15,815)	(14,534)

Net cash used in investing activities	(15,815)	(14,534)

Cash flows from financing activities
Repayments of long-term obligations	—	(30,143)
Proceeds from short-term borrowings	484	497
Repayments of short-term borrowings	(799)	(626)
Repayment of capital lease obligations	(435)	(322)
Debt acquisition costs	(67)	(17)
Change in bank overdrafts	—	(5,140)
Repurchases of equity	—	(8)
Repayment of notes receivable from officers	—	565

Net cash used in financing activities	(817)	(35,194)

Effect of exchange rate changes on cash	90	118

Net change in cash and cash equivalents	61,532	52,608
Cash and cash equivalents - beginning of period	115,286	73,874

Cash and cash equivalents - end of period	$176,818	$126,482

Supplemental disclosures of cash flow information:
Interest paid	$36,604	$25,413
Interest received	79	87
Income taxes (refunded) paid	(5,332)	8
Non-cash investing and financing activities:
New capital leases	55	822